PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

November 14, 2024

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waiver

PGIM Investments LLC and AST Investment Services, Inc. (collectively, the "Manager") hereby agree to cap expenses / reimburse certain expenses and/or waive a portion of their investment management fees as more particularly described and set forth for the Portfolio listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy Cronin Name: Timothy Cronin

Title: Senior Vice President

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin
Title: President

Exhibit A

AST J.P. Morgan Conservative Multi-Asset Portfolio (formerly, AST J.P. Morgan Tactical Preservation Portfolio): The Manager has contractually agreed to waive 0.055% of its investment management fee through June 30, 2026. In addition, the Manager has contractually agreed to waive a portion of its investment management fee equal to the subadvisory fee waiver due to investments in the underlying portfolios managed by the subadviser or an affiliate of the subadviser.